Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

May 19, 2026

Board of Directors

Red Mountain Ventures, L.P.

We hereby consent to the inclusion in the Annual Report (or other documents) filed under Regulation A Form 1-K of our reports dated May 19, 2026, with respect to the consolidated statements of financial position as at April 30, 2024, and the consolidated statements of operations and other comprehensive income, consolidated statements of changes in limited partnership interest, and consolidated statements of cash flows for the year then ended.

Fort Lauderdale, Florida

May 19, 2026